Exhibit 10.15

EXECUTION VERSION

AMENDMENT

This AMENDMENT (this “Amendment”), dated as of April 8, 2009, is entered into by and between THE PHOENIX COMPANIES, INC., a Delaware corporation (“PNX”), and VIRTUS INVESTMENT PARTNERS, INC., a Delaware corporation (“Spinco”). Capitalized terms used in this Amendment and not defined herein shall have the meanings that such terms have in the Agreement (defined below).

W I T N E S S E T H:

WHEREAS, PNX and Spinco have entered into a Tax Separation Agreement, dated as of December 18, 2008 (the “Agreement”) in connection with a distribution by PNX of all the common shares of Spinco to the shareholders of PNX (the “Distribution”);

WHEREAS, PNX and Spinco have determined that as a result of the disposition of shares of Virtus Partners, Inc. there would be, absent an election to the contrary by PNX, a significant reduction of certain tax attributes (including tax basis and net operating losses) of Virtus Partners, Inc. and/or certain other members of the consolidated group of which Virtus Partners, Inc. is a member immediately after the Distribution (Virtus Partners, Inc. and its subsidiaries sometimes referred to herein as “Virtus”) pursuant to Treas. regs. section 1.1502-36(d) (the “Tax Regulations”);

WHEREAS, PNX is the common parent of a consolidated group of corporations for U.S. federal income tax purposes which files on the basis of a taxable year ending December 31;

WHEREAS, in light of the foregoing, PNX and Spinco desire to amend the Agreement to provide that PNX will make any and all elections and waivers available to it under the Tax Regulations to (i) preserve the basis of Virtus in its “Section 197 intangibles” (as defined in Section 197(d) of the Internal Revenue Code), and (ii) reattribute to PNX the net operating losses otherwise allocable to Virtus and which would otherwise be subject to reduction pursuant to the Tax Regulations; and

WHEREAS, PNX and Spinco have agreed to amend certain provisions of the Agreement in the above-referenced manner and as more fully set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PNX and Spinco hereby agree as follows:

1. Amendment to Preamble. The Agreement is hereby amended by adding the following paragraph to be inserted as the penultimate “WHEREAS” clause in the preamble section of the Agreement:

“WHEREAS, consistent with Section 3.9 of this Agreement, PNX intends to reattribute to itself the net operating loss carryforwards otherwise attributable to Virtus to the fullest extent possible under Treas. regs. section 1.1502-36(d)(6), and to elect to reduce PIMCO’s tax basis in the stock of Virtus Partners, Inc. (or the equivalent item not yet taken into account under the U.S. federal consolidated return regulations) pursuant to Treas. regs. section 1.1502-36(d)(6) in order to mitigate the reduction of tax attributes of Virtus referenced in Treas. regs. section 1.1502-36(d)(4)(i)(D) as a result of the application of the Tax Regulations; and”

2. Amendment to ARTICLE III. The Agreement is hereby amended by adding the following paragraph to be inserted after Section 3.8 and before Section 4.1:

“SECTION 3.9. Certain Tax Elections. Consistent with, and in reliance on, the information provided by Spinco to PNX (with the reasonable cooperation of PNX) regarding the “aggregate inside loss” (as defined in Treas. regs. section 1.1502-36(d)(3)(iii), PNX will file a “Section 1.1502-36 Statement” (as defined in Treas. regs. section 1.1502-36(e)(5)) with PNX’s timely filed U.S. federal consolidated income tax return for the consolidated tax return year that includes December 31, 2008 making elections to (A) reattribute to itself, pursuant to Treas. regs. section 1.1502-36(d)(6), the net operating loss carryforwards otherwise attributable to Virtus, and (B) reduce PIMCO’s tax basis, pursuant to Treas. regs. section 1.1502-36(d)(6), in the stock of Virtus Partners, Inc. (or the equivalent item not yet taken into account under the U.S. federal consolidated tax return regulations) by the lesser of (i) the smallest amount necessary to prevent Virtus from experiencing any reduction of attributes described in Treas. regs. section 1.1502-36(d)(4)(i)(D) as a result of the application of Treas. regs. section 1.1502-36(d) and (ii) $400 million plus the amount, as determined by PNX, by which PIMCO’s basis in the stock of Virtus Partners, Inc. for purposes of determining the taxable loss realized by PIMCO exceeds $1,080,131,287 (to the extent such excess would otherwise result in (i) allowable loss to PIMCO for federal income tax purposes and (ii) a corresponding reduction of Virtus tax attributes pursuant to the Tax Regulations). To the extent permitted by law, and provided it is consistent with the elections described above, PNX will make similar elections for purposes of (i) the alternative minimum tax imposed under the Code, and (ii) applicable state and local Income Taxes. For the avoidance of doubt, to the extent PNX reattributes to itself net operating loss carryforwards otherwise attributable to Virtus pursuant to this Section 3.9, neither Spinco nor any of its subsidiaries (including Virtus Partners, Inc.) will take the position on any tax return or otherwise that such net operating losses continue to be tax attributes of Spinco or any of its subsidiaries (including Virtus Partners, Inc), and to the extent PNX has agreed to reduce PIMCO’s tax basis in the stock of Virtus Partners, Inc. (or the equivalent item not yet taken into account under the U.S. federal consolidated return regulations) pursuant to this Section 3.9, neither PNX nor any of its subsidiaries (including PIMCO) will take any contrary position on any tax return or otherwise.”

3. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

4. Consent to Jurisdiction Disputes. The Agreement is further amended by deleting Section 4.14 and in its place inserting the following:

“Section 4.14. Consent to Jurisdiction; Disputes. Each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the courts of the State of Connecticut or any federal court with subject matter jurisdiction located in the District of Connecticut (and any appeals court therefrom) in the event any dispute arises out of this Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby or thereby in any court other than such courts. The Parties hereto agree that the dispute resolution procedure set forth in Section 13.15 of the Separation Agreement, Plan of Reorganization and Distribution between PNX and Virtus dated as of December 18, 2008 shall be followed by the Parties.”

5. Counterparts. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

6. No Other Amendments; Confirmation. Except as expressly amended hereby, the provisions of the Agreement are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

7. Effectiveness. This Amendment shall be effective as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

THE PHOENIX COMPANIES, INC.

By:	/S/ PETER A. HOFFMAN
Name:	Peter A. Hoffman
Title:	Sr. Executive Vice President and Chief Financial Officer

VIRTUS INVESTMENT PARTNERS, INC.

By:	/S/ GEORGE R. AYLWARD
Name:	George R. Aylward
Title:	President and Chief Executive Officer

[REST OF PAGE INTENTIONALLY LEFT BLANK]